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Exhibit 10.42

AGREEMENT BETWEEN THE DOWNS RACING, INC. AND PENNSYLVANIA
HARNESS HORSEMEN'S ASSOCIATION, INC.

        THIS AGREEMENT is made and entered into on the 27 day of February, 2003, by and between The Downs Racing, Inc situated at RT 315, Wilkes-Barre, Pa., (hereinafter called "The Downs") and The Pennsylvania Harness Horsemen's Association, Inc., a Pennsylvania Corporation (hereinafter called "PHHA") and,

        WITNESSETH THAT: WHEREAS, The Downs is licensed to conduct and is engaged in the business of conducting harness racing meetings, simulcasting and account wagering of races to and from other locations, at, to and from The Downs, and

        WHEREAS, PHHA's membership consists of owners, trainers, and drivers of harness horses participating in harness race meetings at The Downs and elsewhere in the United States and Canada, and PHHA has been organized and exists for the purpose of promoting the sport of harness racing; improving the lot of owners, trainers, drivers, breeders and grooms of harness racing horses participating in race meetings; establishing health, welfare and insurance programs for drivers, trainers and grooms of harness racing horses; negotiating with harness racing tracks on behalf of owners, trainers, drivers and grooms of harness racing horses; and generally rendering assistance to them whenever and wherever possible, and

        WHEREAS, the parties hereto believe that the amount of pari-mutuel wagering at The Downs is the best basis upon which to fix the financial arrangements between the parties, and

        WHEREAS, the parties have agreed that all existing agreements shall remain in full force and effect until the effective date of this agreement (January 16, 2003 - 12:01 AM).

        NOW, THEREFORE, in consideration of the promises and covenants contained herein, it is agreed as follows:

  1.
  TERM OF AGREEMENT

    The provisions of this Agreement shall apply to and govern every harness racing meeting, and all simulcasting, and account wagering conducted at, from or to The Downs from 12:00 AM on January 16, 2003 (Effective Date) through 12:00 AM January 15, 2004.

  2.
  PURSE DISTRIBUTION

  A.
  The parties hereto have agreed that The Downs shall pay to the PHHA horsemen's account a fixed percentage of 4.3% (for the term through January 15, 2003 through January 15, 2004) of total system handle. Total system handle shall mean all wagering conducted at the primary location, all non-primary locations and all telephone wagering.

  (1)
  Interactive Wagering—All interactive wagering conducted via an authorized personal computer connection to The Downs (eBetUSA or its equivalent) will be handled separately from the formula for total system handle. The parties hereto agree that net commissions for this purpose will also be less host fees paid to other tracks or trade organizations and less any service charges from an interactive company. For this section only, The Downs agrees to pay PHHA purses equal to the following percentages of the net commissions for this product 33 1/3%.

  B.
  AGREEMENT FOR PHHA EXPENSES AND PERCENTAGES

  (1)
  During the Term of this Agreement, The Downs shall pay to the PHHA the sum of Four Hundred Twenty Thousand Dollars ($420,000) to be used for the purposes described in Paragraph 5 below.

      (2)
      Each Contract Year, the balance of the amounts determined under paragraph 2A, after deducting the amounts payable under (1) above, shall be paid in racing purses.

      (3)
      The amount due to the PHHA annually shall be accrued at the rate of Thirty Five Thousand Dollars ($35,000) per month every Contract Year. Payment shall be made in equal monthly payments to the PHHA to be used for purposes described in Paragraph 5 below. At the written request of the PHHA, The Downs shall make direct payments for insurance or for other purposes allowed under Paragraph 5 below, or shall make direct payment to the PHHA up to any amount payable to the PHHA. However, the total amount paid out in any Contract Year to or on behalf of the PHHA for purposes described in Paragraph 5 below may EXCEED Four Hundred Twenty Thousand Dollars ($420,000).

      (4)
      A maximum of three percent (3%) of the total overnight purse payments in each Contract Year may be paid out in racing purses for early and late closing events and stake event. Stake events requiring funding exceeding the three percent (3%) limit herein may be scheduled if agreed to by both parties.

    C.
    INTERSTATE SIMULCASTING

    (1)
    In addition to the amounts otherwise provided for in this Agreement, The Downs shall distribute in racing purses of total handle during each Contract Year throughout the Term of this Agreement, 1% of the first Twelve Million Dollars ($12,000,000.00) in fees earned by The Downs for live programs simulcast to wagering locations outside Pennsylvania (export signal) and 50% of any amount over Twelve Million Dollars ($12,000,000).

    (2)
    It is also specifically understood and agreed that if the host track (e.g. the track from which the live racing is being broadcast) requires written agreement or permission from PHHA for receipt of a simulcast for any race(s), then PHHA will automatically and immediately provide its written agreement and/or permission (whichever is required) on the forms required. The PHHA's granting of such agreement or permission or its prompt execution of the forms supplied to it, as referenced above, will not be unreasonably withheld or delayed. If The Downs believes that PHHA has unreasonably withheld or delayed such agreement or permission or execution, then it shall have the right to initiate an immediate expedited arbitration to resolve such dispute.

    D.
    INTRASTATE SIMULCASTING

    In addition to the amount(s) otherwise provided for in Paragraph 2, The Downs shall distribute in racing purses the following amounts based upon handle on racing conducted within Pennsylvania and simulcast to Primary Locations within Pennsylvania.

      (1)
      Two and one-half (2 1/2%) percent of the total handle on The Downs live races simulcast to the Primary Location of another Pennsylvania Racetrack shall be distributed, throughout the entire Term of this Agreement.

    E.
    NON-PRIMARY LOCATIONS

    The percentage to be applied to the purses from wagering at other Pennsylvania Horse Racing Association Non-Primary Locations is as provided by applicable Pennsylvania statute. All revenue from section 2A, 2A1, C1, Dl, and E shall be paid to the horsemen's purse account on a daily basis.

  3.
  MINIMUM PURSES/MAXIMUM PURSES

  A.
  During the Term of this Agreement the minimum purse payable by The Downs for any pari-mutuel betting race shall be One Thousand Two Hundred Dollars ($l,200.00) unless circumstances warrant a change which shall be mutually agreeable to both parties.

  B.
  During the Term of this Agreement, the maximum purse payable by The Downs for any overnight pari-mutuel race from the purse account created by this Agreement shall be Ten Thousand Dollars ($10,000.00) unless circumstances warrant a change which shall be mutually agreeable to both parties.

  4.
  RACING SCHEDULE

  A.
  The Downs will schedule a minimum of one hundred twenty-five (125) race days and one thousand three hundred fifty (1,350) live overnight races at The Downs during each race season during the Term of this Agreement, subject however to conditions beyond its control. Additional race days beyond one hundred twenty five (125) may be allowed only with the consent of the PHHA or by request made to the PHHA.

  B.
  The Downs management will prepare a weekly schedule showing the number of live races and simulcast races to be presented each day during a given week. That schedule will be presented to the PHHA at least two weeks prior to the first racing day of the scheduled week. If the live overnight races do not fill, then his will be considered a condition beyond the control of The Downs and the minimum number of one thousand three hundred fifty (1,350) live overnight races will be reduced by the number of races not filled.

  5.
  ARRANGEMENTS WITH PHHA

  A.
  As per Paragraph 2(B)(3) of this Agreement said amounts shall be used for:

  (1)
  To defray PHHA's operating expenses;

  (2)
  To pay PHHA's dues to any national organization of horsemen to which it belongs;

  (3)
  To pay premiums for a group health and medical insurance policy for drivers, trainers and grooms;

  (4)
  To pay premiums for any accident and disability insurance policy which covers trainers and drivers that are involved in accidents while training or racing;

  (5)
  To cover the cost for marketing and promotional items.

  B.
  The Downs shall provide an office for the use of the PHHA representative on its racing grounds.

  C.
  Representatives of The Downs and PHHA will be available to consult with each other at reasonable convenient times concerning any matters pertaining to the operation of race meetings of The Downs or the provisions of this Agreement. Specifically, representatives of The Downs and PHHA shall meet before each racing season and throughout the same on a bi-weekly basis whenever possible to discuss and agree on racing dates, purse structures and races offered on the condition sheet and qualifying standards.

  6.
  STALL ASSIGNMENTS

    Nothing in this Agreement shall be deemed to limit or restrict in any manner the absolute discretion of The Downs to assign stalls to owners and trainers whether or not members of PHHA, except that stall space shall not be denied by reason of membership in, or activity on behalf of, PHHA or duly constituted horsemen's committees, or as otherwise prohibited or restricted by law.

  7.
  RACING APPLICATION

    Each owner and/or trainer having horses racing at The Downs shall be required to complete a racing application that details the complete inventory of horses in that owner's or trainer's racing stable. Such form may be required to be updated on a monthly basis.

  8.
  PENNSYLVANIA-OWNED AND /OR SIRED RACES OR HORSES WHO HAVE RACED A NUMBER OF TIMES AT THE MEET

  A.
  At the request of PHHA, The Downs shall offer on each weekly condition sheet 10 Pennsylvania-Owned and/or Sired Races or races for horses that have started a certain number of times at the meet per live race week during the Term of this Agreement. The number of those races will be determined by the PHHA. "Pennsylvania-Owned Races" when used above means races restricted to horses which are (a) wholly owned and declared by Pennsylvania resident(s) or (b) wholly owned by Pennsylvania resident(s) and declared by a Pennsylvania resident lessee of the horse. Pennsylvania Harness Racing Commission Regulations/definitions shall govern the term "Pennsylvania-Sired Races". "Pennsylvania Residence" shall be established by presentation, on request of The Downs and/or PHHA representative, (a) a valid Pennsylvania Vehicle Registration and a valid Pennsylvania Driver's License or (b) Pennsylvania State Income Tax Return showing permanent domicile in Pennsylvania for the previous two (2) years.

  9.
  PHHA INSURANCE PROGRAM

  A.
  PHHA hereby agrees to provide, at its expense, on track insurance to cover trainers and drivers participating in training and racing activities at The Downs. The coverage will be $200,000 accident medical, $25,000 accidental death and dismemberment, and $250 weekly disability with a maximum of 104 weeks.

  10.
  CONTROLLING LAW AND REGULATIONS; ARBITRATION

  A.
  The interpretation of the provision of this Agreement shall be governed by the laws of Pennsylvania.

  B.
  The performance and operation of this Agreement, during the entire term hereof, shall be subject in all respects to the provisions of the Pennsylvania Race Horse Industry Reform Act, all the Commonwealth's rules and regulations, and subject to the approval of the Pennsylvania State Harness Racing Commission.

  C.
  This is the entire agreement between the parties. Any modification or amendment to this Agreement must be in writing and signed by the parties or their duly authorized representatives.

  D.
  Any and all disputes between the parties hereto arising out of or relating to this Agreement or any breach thereof shall be resolved by arbitration to be held in Wilkes-Barre, Pennsylvania, in accordance with the Rules of the American Arbitration Association then in effect. Any award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The costs of such arbitration shall be borne equally by the parties hereof.

  11.
  ASSIGNMENT, TRANSFER, ADOPTION OF AGREEMENT

    Any assignment of all the rights and obligations of The Downs or transfer or adoption of this Agreement shall require PHHA's consent and upon such assignment, transfer or adoption, such assignee of transferee shall be substituted as a party to this Agreement.

  12.
  NINE HORSE FIELDS

    Nine horse or larger fields may be permitted in any overnight, early or late closer, or stake race only with the permission of the PHHA. There will be no nine horse fields for maidens or non-winners of two (2) pari-mutuel races life, unless approved by the PHHA. All two year olds will be limited to eight in a field unless approved by the PHHA.

  13.
  NEW INCOME SOURCES

    If The Downs becomes aware of a new source of wagering or simulcasting income not addressed in this Agreement, The Downs will notify the PHHA of such income source and PHHA will enter negotiations concerning such income. In the event legislation is passed to allow slot machines at the Pennsylvania Race tracks and exercising its rights under Paragraph 6 above, The Downs shall take into consideration when assigning stalls the history of each applicant in racing at The Downs. In exercising such considerations all things being approximately equal, The Downs shall use best efforts to assign stalls to allow applicants to continue with the number of stalls substantially consistent with the average over the previous three (3) years.

    The parties will negotiate in good faith and mutually agree to establish a formula concerning the assignment of stalls.

        IN WITNESS WHEREOF, with the intentions of being legally bound, the parties by their respective chief officers who are authorized and empowered to bind the respective parties, have caused this Agreement to be duly executed as of this            day of February 2003.

THE DOWNS, INC.		PENNSYLVANIA HARNESS HORSEMEN'S ASSOCIATION, INC.
BY:	/s/ RICHARD ORBANN	BY:	/s/ EARL E. BEAL, JR. PRESIDENT
BY:	SECRETARY	BY:	/s/ LYNN B. FRY SECRETARY
(CORPORATE SEAL)		(CORPORATE SEAL)
ATTEST:		ATTEST:	/s/ RONALD P. BATTONI

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  Exhibit 10.42
AGREEMENT BETWEEN THE DOWNS RACING, INC. AND PENNSYLVANIA HARNESS HORSEMEN'S ASSOCIATION, INC.